Wright Express Signs Fuel Card Processing Agreement with
BP International
Global Energy Company Selects Wright Express International Platform to Process Fleet Card
Transactions for Australia and New Zealand

SOUTH PORTLAND, Maine—(BUSINESS WIRE) August 9, 2010—Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the petroleum industry and the commercial and government fleet industry, today announced it has signed an agreement with BP International to process BP’s commercial fuel card transactions in Australia and New Zealand.

BP is one of the world’s largest energy companies, providing its customers with fuel for transportation, energy for heat and light, retail services and petrochemicals products for everyday items.

“We are delighted that BP chose Wright Express as its commercial fleet card processor in the Australia and New Zealand markets, becoming the first partner to use our new international payment processing platform,” said Michael Dubyak, chairman and CEO of Wright Express. “Our relationship with BP represents an important step in demonstrating the value of Wright Express’ international fleet card solutions as we continue to build and strengthen our global footprint.”

About Wright Express
Wright Express is a leading global provider of payment processing and information management services. Wright Express captures and combines transaction information from its proprietary network with specialized analytical tools and purchasing control capabilities in a suite of solutions that enable fleets to manage their vehicles more effectively. The Company’s charge cards are used by commercial and government fleets to purchase fuel and maintenance services for approximately 4.6 million vehicles. Wright Express markets its services directly to fleets and as an outsourcing partner for its strategic relationships and franchisees. The Company’s business portfolio includes a MasterCard-branded corporate card as well as TelaPoint, a provider of supply chain software solutions for petroleum distributors and retailers, and Pacific Pride, an independent fuel distributor franchisee network, as well as international subsidiaries. For more information about Wright Express, please visit http://www.wrightexpress.com.

News media contact:
Wright Express
Jessica Roy, 207-523-6763
Jessica—Roy@wrightexpress.com

Investor contact:
Steve Elder
207.523.7769
Steve—Elder@wrightexpress.com